Exhibit 10.1

PURCHASE AND SALE AGREEMENT

dated as of March 31, 2017

by and between

TALLGRASS ENERGY PARTNERS, LP,

and

ROCKIES EXPRESS HOLDINGS, LLC

and for certain limited purposes,

TALLGRASS DEVELOPMENT, LP

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Table of Contents

(Continued)

DISCLOSURE MATERIALS

Disclosure Schedule 3.3	-	No Conflict; Consents
Disclosure Schedule 3.5	-	Undisclosed Liabilities
Disclosure Schedule 3.6	-	Title to Properties
Disclosure Schedule 3.7	-	Litigation; Laws and Regulations
Disclosure Schedule 3.8	-	No Adverse Changes
Disclosure Schedule 3.10	-	Environmental Matters
Disclosure Schedule 3.11	-	Licenses; Permits
Disclosure Schedule 3.12(a)	-	Material Contracts
Disclosure Schedule 3.18	-	Management Projections and Budget

EXHIBITS

Exhibit A	-	Form of Assignment Agreement

APPENDICES

Appendix A	-	The Partnership, Development and Tallgrass Holdco Designated Personnel

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of March 31, 2017, by and between Rockies Express Holdings, LLC, a Delaware limited liability company (“Tallgrass Holdco”), and Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”). In addition, Tallgrass Development, LP, a Delaware limited partnership (“Development”), is a party to this Agreement for the limited purposes set forth in Articles III, V and VI.

RECITALS

WHEREAS, Tallgrass Holdco owns a 50% membership interest in Rockies Express Pipeline LLC, a Delaware limited liability company (the “Company”), and TEP REX Holdings, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“TEP REX Holdings”), owns a 25% membership interest in the Company;

WHEREAS, Tallgrass Holdco desires to sell and transfer a 24.99% membership interest in the Company (such membership interest in the Company being referred to herein as the “Subject Interest”) to TEP REX Holdings (as the Partnership’s designee) pursuant to the terms of this Agreement and the Assignment Agreement, and TEP REX Holdings (as the Partnership’s designee) desires to acquire the Subject Interest in accordance with the terms of this Agreement and the Assignment Agreement;

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the amount to be paid by the Partnership pursuant to the Transaction is fair, from a financial point of view, to the Partnership and to the holders of Common Units of the Partnership (other than Tallgrass Operations, LLC (“Operations”) and its Affiliates) and (ii) found the Transaction to be fair and reasonable to the Partnership and holders of its Common Units (other than Operations and its Affiliates) and recommended that the board of directors (the “Board of Directors”) of Tallgrass MLP GP, LLC, the general partner of the Partnership (the “General Partner”), approve the Transaction and, subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to Tallgrass Holdco, the term “Affiliate” shall exclude the Partnership, the General Partner and the Partnership’s subsidiaries, (ii) with respect to the Partnership, the term “Affiliate” shall exclude Development and its general partner, Tallgrass Energy Holdings, LLC, and (iii) the Company shall not be deemed to be an “Affiliate” of either Tallgrass Holdco or the Partnership prior to, on or after the Closing. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Assignment Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, pursuant to which Tallgrass Holdco will assign the Subject Interest to TEP REX Holdings (as the Partnership’s designee).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Cash Amount” means $400,000,000.

“Ceiling Amount” has the meaning ascribed to such term in Section 5.10(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to such term in the Partnership Agreement.

“Company” has the meaning ascribed to such term in the recitals.

“Company Assets” means all of the assets owned on the Closing Date by the Company, including the Rockies Express Pipeline.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” has the meaning ascribed to such term in Section 5.10(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Development” has the meaning ascribed to such term in the preamble.

“Development Indemnified Parties” has the meaning ascribed to such term in Section 5.2.

“Direct Claim” has the meaning ascribed to such term in Section 5.9.

“Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Easements” has the meaning ascribed to such term in Section 3.6.

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as any such law may be amended after the Closing Date: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Federal Insecticide, Fungicide and Rodenticide Act; (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises; and (xiv) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which is any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which is radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel. The designated personnel for Development, Tallgrass Holdco and the Partnership are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, restriction (whether on voting, sale, transfer, disposition or otherwise and excluding any restrictions in this Agreement or the REX LLC Agreement) or other encumbrance of every type and description.

“Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Company, other than any effect or change (a) that impacts the natural gas transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or (c) resulting from the announcement of the transactions contemplated by this Agreement and the Assignment Agreement and the taking of any actions contemplated by this Agreement or the Assignment Agreement, provided, that in the case of clauses (a) and (b), the impact on the Company is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry, or (ii) the ability of Tallgrass Holdco to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning ascribed to such term in Section 3.12(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 5.10(a).

“NatGas/Terminals Purchase Agreement” has the meaning ascribed to such term in Section 5.10(c).

“Notice” has the meaning ascribed to such term in Section 6.4.

“Omnibus Agreement” means that certain Omnibus Agreement dated May 17, 2013 by and among Development, the Partnership, the General Partner and Tallgrass Energy Holdings, LLC, a Delaware limited liability company f/k/a Tallgrass Development GP, LLC.

“Operations” has the meaning ascribed to such term in the recitals.

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 17, 2013.

“Partnership Indemnified Parties” has the meaning ascribed to such term in Section 5.1.

“Permits” has the meaning ascribed to such term in Section 3.11(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Company Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii)

immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Company Assets to which they pertain; (iv) Liens for Taxes that are not yet due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Company’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“REX LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated effective as of January 1, 2010, among Tallgrass Holdco (as successor by assignment to Kinder Morgan W2E Pipeline LLC), TEP REX Holdings (as successor by assignment to Sempra REX Holdings, LLC) and P66REX LLC, as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of the Company effective November 13, 2012, among Kinder Morgan W2E Pipeline LLC, Sempra REX Holdings, LLC, Tallgrass Holdco and P66REX LLC, and that certain Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of the Company effective May 5, 2016, among Tallgrass Holdco, Sempra REX Holdings, LLC and P66REX LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Interest” has the meaning ascribed to such term in the recitals.

“Tallgrass Holdco” has the meaning ascribed to such term in the preamble.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“TEP 10-K” means the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2017.

“TEP REX Holdings” has the meaning ascribed to such term in the recitals.

“Third Party Indemnity Claim” has the meaning ascribed to such term in Section 5.4(a).

“Transaction” means (1) the sale and transfer of the Subject Interest and (2) the delivery of the Cash Amount.

“Transfer Taxes” has the meaning ascribed to such term in Section 2.4.

Section 1.2    Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1    Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, on the Closing Date, Tallgrass Holdco shall sell, transfer, assign and convey the Subject Interest to TEP REX Holdings (as the Partnership’s designee), free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Partnership shall cause TEP REX Holdings to accept and acquire the Subject Interest from Tallgrass Holdco.

Section 2.2    Consideration.

The aggregate amount to be paid by the Partnership to Tallgrass Holdco shall be the Cash Amount. At the Closing, the Partnership (or its designee) shall deliver to Tallgrass Holdco (or its designee(s)) the Cash Amount in immediately available funds.

Section 2.3    Closing.

The closing (the “Closing”) of the purchase and sale of the Subject Interest and the delivery of the Cash Amount pursuant to this Agreement and the Assignment Agreement will be held on March 31, 2017 (the “Closing Date”) at the offices of Development at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211. At the Closing, (a) Tallgrass Holdco shall deliver to the Partnership, or cause to be delivered to the Partnership, the Assignment Agreement duly executed by Tallgrass Holdco (b) the Partnership shall deliver to Tallgrass Holdco (or its designee(s)), or cause to be delivered to Tallgrass Holdco (or its designee(s)), the Cash Amount and the Assignment Agreement duly executed by the Partnership and TEP REX Holdings, and (c) Tallgrass Holdco shall deliver to the Partnership, or cause to be delivered to the Partnership, a certificate demonstrating non-foreign status of Development meeting the requirements of Section 1445 of the Code; provided, however, if the Closing Date is not a business day, the foregoing may be delivered no later than the next business day following the Closing Date.

Section 2.4    Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne by the Partnership. The Partnership shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by Applicable Law, Tallgrass Holdco shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT AND TALLGRASS HOLDCO

Development and Tallgrass Holdco, jointly and severally, hereby represent and warrant to the Partnership, as of the Closing Date and except as disclosed in (x) the TEP 10-K or (y) the disclosure schedules delivered to the Partnership on the date of this Agreement (collectively, the “Disclosure Schedule”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement), as follows:

Section 3.1    Organization.

(a)	Tallgrass Holdco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Development is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)	The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2    Authority and Approval.

(a)	Each of Development and Tallgrass Holdco has full limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Assignment Agreement to which it is party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by each of Development and Tallgrass Holdco of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Development and Tallgrass Holdco have been duly authorized and approved by all requisite limited partnership or limited liability company, as applicable, action on the part of Development and Tallgrass Holdco.

(b)	This Agreement has been duly executed and delivered by Development and Tallgrass Holdco and constitutes the valid and legally binding obligation of each of Development and Tallgrass Holdco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of Tallgrass Holdco, enforceable against Tallgrass Holdco in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3    No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)	the execution, delivery and performance of this Agreement by Development and Tallgrass Holdco does not, and the execution, delivery and performance of the Assignment Agreement by Tallgrass Holdco will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited partnership agreement, limited liability company agreement or equivalent governing instruments of Development, Tallgrass Holdco or the Company; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Development, Tallgrass Holdco or the Company (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Development, Tallgrass Holdco or the Company is a party or by which any of them or any of the Company Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Company Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

(b)	no notice to or consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Tallgrass Holdco or the Company with respect to the Subject Interest in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4    Capitalization; Title to Subject Interest.

(a)	Tallgrass Holdco owns, beneficially and of record, the Subject Interest and will convey good title, free and clear of all Liens, to the Subject Interest to the Partnership (or its designee). The Subject Interest is not subject to any agreements or understandings with respect to the voting, transfer or other rights and obligations of the Subject Interest (except as contemplated by this Agreement, the REX LLC Agreement and restrictions under applicable federal and state securities laws). The Subject Interest has been duly authorized and is validly issued, fully paid (to the extent required under the REX LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(b)	There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Company any equity interests of or in the Company, (ii) no commitments on the part of the Company to issue membership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of the Company reserved for issuance for any such purpose. Except as set forth in the REX LLC Agreement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for this Agreement, the REX LLC Agreement and the Omnibus Agreement, to Tallgrass Holdco’s Knowledge, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company. The Company does not own any equity interests in any other Person.

Section 3.5    Undisclosed Liabilities.

Except as set forth on Disclosure Schedule 3.5 or in the TEP 10-K, there are no liabilities or obligations of the Company of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (a) current liabilities incurred in the ordinary course of business since December 31, 2016, and (b) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6    Title to Properties.

Disclosure Schedule 3.6 lists all of the material items of real property (excluding Easements (as defined below)) used or held for use by the Company for the conduct of the Company’s business. As of the date hereof, the Company has (i) good and marketable fee simple title to the owned real property included on Disclosure Schedule 3.6, free and clear of any

Liens (other than Permitted Liens or as set forth on Disclosure Schedule 3.6) and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties, as applicable, free and clear of any Liens (other than Permitted Liens or as set forth on Disclosure Schedule 3.6). For purposes of this Section 3.6, “Easements” means any easements, rights of way, memorandum of easements, permits, servitudes, licenses, any instruments creating an interest in real property, and similar rights related to real property used in connection with the Company’s business.

Section 3.7    Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.7:

(a)	There are no (i) Actions pending or, to Development’s and Tallgrass Holdco’s Knowledge, threatened against the Company, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Company or (iii) to Development’s and Tallgrass Holdco’s Knowledge, pending or threatened investigations by any Governmental Authority against the Company, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	There are no Actions pending or, to Development’s and Tallgrass Holdco’s Knowledge, threatened that (i) question or involve the validity or enforceability of any of Development’s or Tallgrass Holdco’s obligations under this Agreement or the Assignment Agreement or (ii) seek (A) to prevent or delay the consummation by Development or Tallgrass Holdco of the transactions contemplated by this Agreement or the Assignment Agreement or (B) damages in connection with any such consummation.

(c)	Neither Tallgrass Holdco nor the Company is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8    No Adverse Changes.

Except as otherwise disclosed in the TEP 10-K or as set forth on Disclosure Schedule 3.8, since December 31, 2016,

(a)	there has been no Material Adverse Effect;

(b)	there has not been any damage, destruction or loss to any material portion of the Company Assets, whether or not covered by insurance, in excess of $1,000,000;

(c)	there has been no delay in, or postponement of, the payment of any liabilities related to the Company, the Company Assets or the Company’s business, individually or in the aggregate, in excess of $1,000,000; and

(d)	there is no contract, commitment or agreement to do any of the foregoing.

Section 3.9    Taxes.

(a)	To the Knowledge of Development and Tallgrass Holdco, except as would not reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Company, the Company Assets or the operations of the Company have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Company or any of its Affiliates with respect to the Company, the Company Assets or the operations of the Company which are or have become due, have been timely paid in full, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Company or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company, the Company Assets or the operations of the Company.

(b)	In the twelve (12) month period ended December 31, 2016 and throughout the period in 2017 ending on the Closing Date, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the business operations conducted with the Company Assets was qualifying income, within the meaning of Section 7704(d) of the Code.

Section 3.10    Environmental Matters.

Except as otherwise disclosed in the TEP 10-K or as disclosed in Disclosure Schedule 3.10, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)	the Company, the Company Assets and the operations and business of the Company are in compliance with applicable Environmental Laws;

(b)	no circumstances exist with respect to the Company, the Company Assets, or the operations and business of the Company that give rise to an obligation by the Company to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)	the Company has not received any written communication from a Governmental Authority that remains unresolved alleging that the Company may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)	the Company, the Company Assets, and the operations and business of the Company are not subject to any pending or, to the Knowledge of Development or Tallgrass Holdco, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)	all Permits, if any, required to be obtained or filed by the Company under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed, are valid and currently in effect, and the Company and Company Assets are in compliance with such authorizations; and

(f)	since the date Tallgrass Holdco acquired its 50% membership interest in the Company, there has been no release of any Hazardous Material into the environment by the Company, the Company Assets or the operations and business of the Company, or to the Knowledge of Development or Tallgrass Holdco, by a third party except in compliance with applicable Environmental Law.

Section 3.11    Licenses; Permits.

(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.11, the Company has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Material Adverse Effect.

(b)	All Permits are validly held by the Company and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.

(c)	The Company has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Material Adverse Effect.

(d)	There is no outstanding written notice, nor to Development’s and Tallgrass Holdco’s Knowledge, any other notice of revocation, cancellation or termination of any Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)	No proceeding is pending or, to Development’s and Tallgrass Holdco’s Knowledge, threatened with respect to any alleged failure by the Company to have any material Permit necessary for the operation of any of the Company Assets or the conduct of the Company’s business or to be in compliance therewith.

Section 3.12    Contracts.

(a)	Disclosure Schedule 3.12(a) contains a true and complete listing of the following contracts and other agreements to which the Company is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)	contracts containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person or operate at any location;

(iii)	price swaps, hedges, futures or similar instruments;

(iv)	contracts to which the Company, on the one hand, and an Affiliate of Tallgrass Holdco, on the other hand, is a party or is otherwise bound;

(v)	contracts containing any preferential rights to purchase or similar rights relating to any Company Assets;

(vi)	joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)	contracts relating to the acquisition or disposition by the Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which the Company has or will have any remaining material obligation or liability or benefit;

(viii)	contracts or agreements which, individually, require or entitle the Company to make or receive payments of at least $5,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which the Company may exercise a renewal or extension option in its sole discretion; and

(ix)	licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by the Company under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)	Tallgrass Holdco has made available to the Partnership a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.12(a).

(c)	Except as would not reasonably be expected to result in a Material Adverse Effect or as disclosed in Disclosure Schedule 3.12(a), with respect to the Company: (i) each Material Contract is legal, valid and binding on and enforceable against the Company and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against the Company, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification or acceleration, under any Material Contract; and (iv) to Development’s and Tallgrass Holdco’s Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.13    Transactions with Affiliates.

Except as otherwise contemplated in this Agreement, the Company is not a party to, and immediately after the Closing will not be party to, any agreement, contract or arrangement between the Company, on the one hand, and any Affiliates of Tallgrass Holdco prior to the Closing, on the other hand, other than those disclosed on Disclosure Schedule 3.12(a).

Section 3.14    Insurance.

Tallgrass Holdco has provided the Partnership a list of the material insurance policies that the Company holds or of which the Company is the beneficiary. Such policies are in full force and effect, and the Company has received no written notice of any pending or threatened termination of such policies.

Section 3.15    Intellectual Property Rights.

The Company owns or has the right to use all Intellectual Property necessary for or used in the conduct of the Company’s business as currently conducted by it, and, to Development’s and Tallgrass Holdco’s Knowledge, its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the Company, if any, is free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of the Company under any contract providing for the license of any Intellectual Property to the Company, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Development’s and Tallgrass Holdco’s Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the Company or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by the Company. Except as would not result in a Material Adverse Effect, the Company has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.16    Brokerage Arrangements.

Tallgrass Holdco has not entered (directly or indirectly) into any agreement with any Person that would obligate Tallgrass Holdco, the Company or any of Tallgrass Holdco’s Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 3.17    Regulatory Matters.

Since December 31, 2016, the Company (and its business, operations and assets) has been in material compliance with (a) all applicable provisions of the Natural Gas Act of 1938, as amended, and (b) all applicable rules, regulations, certificates and orders of the FERC and any other regulatory agency having jurisdiction over any of the Company’s business, operations or assets. The Company has duly filed all forms and reports required to be filed by or with respect to the Company (and its business, operations and assets) with the FERC and any other regulatory agency having jurisdiction over any of the Company’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.18    Management Projections and Budget.

The projections and budgets identified on Disclosure Schedule 3.18, which were provided to the Partnership (including those provided to the Financial Advisor) by Development and its Affiliates as part of the Partnership’s review in connection with this Agreement, were prepared based upon assumptions that Development’s management believed to be reasonable as of the date thereof and were consistent with Development management’s expectations at the time they were prepared.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Tallgrass Holdco as follows:

Section 4.1    Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. TEP REX Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2    Authority and Approval.

(a)	The Partnership has full limited partnership power and authority to execute and deliver this Agreement and the Assignment Agreement, TEP REX Holdings has full limited liability company power and authority to execute and deliver the Assignment Agreement, and each has full limited partnership or limited liability company power and authority, as applicable, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Partnership and TEP REX Holdings have been duly authorized and approved by all requisite limited partnership and limited liability company action of the Partnership and TEP REX Holdings, as applicable.

(b)	This Agreement has been duly executed and delivered by or on behalf of the Partnership and constitutes the valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of the Partnership and TEP REX Holdings, enforceable against the Partnership and TEP REX Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3    No Conflict; Consents.

(a)

The execution, delivery and performance of this Agreement by the Partnership does not, and the execution, delivery and performance of the Assignment Agreement by the Partnership and TEP REX Holdings will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of the Partnership or the certificate of formation or limited liability company agreement of TEP REX Holdings; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, TEP REX Holdings or any property or asset of the Partnership or TEP REX Holdings; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Partnership or TEP REX Holdings is a party or by which it is bound or to which any of its property is subject.

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership or TEP REX Holdings in connection with the execution, delivery, and performance of this Agreement or the Assignment Agreement or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 4.4    Brokerage Arrangements.

The Partnership has not entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 4.5    Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership’s Knowledge, threatened that (i) question or involve the validity or enforceability of any of the Partnership’s or TEP REX Holdings’ obligations under this Agreement or the Assignment Agreement, as applicable, or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by the Partnership or TEP REX Holdings of the transactions contemplated by this Agreement or the Assignment Agreement, as applicable, or (B) damages in connection with any such consummation.

Section 4.6    Investment Intent.

TEP REX Holdings is accepting the Subject Interest for its own account with the present intention of holding the Subject Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Each of the Partnership and TEP REX Holdings acknowledges that the Subject Interest will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

INDEMNIFICATION

Section 5.1    Indemnification of the Partnership.

Subject to the limitations set forth in this Agreement, Development and Tallgrass Holdco, from and after the Closing Date, shall, jointly and severally, indemnify, defend and hold the Partnership, its subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding Development, its Affiliates and the Company (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of Development or Tallgrass Holdco in this Agreement or the Assignment Agreement, or (ii) any breach of any agreement or covenant on the part of Development or Tallgrass Holdco made under this Agreement or the Assignment Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 5.1, whether Development or Tallgrass Holdco has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or the term “Material Adverse Effect”).

Section 5.2    Indemnification of Development.

Subject to the limitations set forth in this Agreement, the Partnership, from and after the Closing Date, shall indemnify, defend and hold Development, its Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Development Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Development Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership in this Agreement or the Assignment Agreement, or (ii) any breach of any agreement or covenant on the part of the Partnership made under this Agreement or the Assignment Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 5.2, whether the Partnership has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or the term “Material Adverse Effect”).

Section 5.3    Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is fifteen (15) months following the Closing Date, except (a) the representations and warranties of Development and Tallgrass Holdco set forth in Section 3.9 (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statutes of limitations

(including all period of extension and tolling), (b) the representations and warranties of Development and Tallgrass Holdco set forth in Section 3.10 (Environmental Matters) shall survive until the date that is three (3) years after the Closing Date, (c) the representations and warranties of Development and Tallgrass Holdco set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Subject Interest) and Section 3.16 (Brokerage Arrangements) shall survive forever, (d) the representations and warranties of Development and Tallgrass Holdco set forth in Section 3.5 (Undisclosed Liabilities), Section 3.8 (No Adverse Changes) and Section 3.17 (Regulatory Matters) shall survive until the earlier of (i) forty-five (45) days after the Closing Date or (ii) the date of filing of the Partnership’s next Quarterly Report on Form 10-Q following the Closing Date, and (e) the representations and warranties of the Partnership set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article V on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article V to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 5.3, no claim presented in writing for indemnification pursuant to this Article V on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article V or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 5.4    Demands.

(a)	Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Third Party Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

(b)	Notwithstanding the foregoing, if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against a Third Party Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Third Party Indemnity Claim shall not be relieved except in the event and only to the extent that the indemnifying party is prejudiced or damaged by such failure.

Section 5.5    Right to Contest and Defend.

(a)	The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)	The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Third Party Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of a Third Party Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Indemnity Claim, which releases the indemnified party completely in connection with such Third Party Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

(c)	Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Indemnity Claim) if the Third Party Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 5.6    Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Indemnity Claim.

Section 5.7    Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

Section 5.8    Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount of Damages in connection therewith within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

Section 5.9    Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a Third Party Indemnity Claim (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 5.10    Limitations on Indemnification.

(a)

To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 5.1(i), Development and Tallgrass Holdco shall be liable only if (i) the Damages with respect to any individual claim exceed $80,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $4,000,000 (the “Deductible

Amount”), and then Development and Tallgrass Holdco shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall Development’s and Tallgrass Holdco’s aggregate liability to the Partnership Indemnified Parties under Section 5.1 exceed $40,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4 and Section 3.16.

(b)	Additionally, neither the Partnership, on the one hand, nor Development and Tallgrass Holdco, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

(c)	Notwithstanding anything to the contrary in this Agreement, in the event that Damages suffered by a Partnership Indemnified Party are recoverable under this Agreement and that certain Purchase and Sale Agreement, dated as of January 1, 2017, by and between Development and the Partnership (the “NatGas/Terminals Purchase Agreement”), such Partnership Indemnified Party will only be permitted to recover with respect to any particular Damages suffered by it one time, as it is the intent of Development, Tallgrass Holdco and the Partnership that once any particular Damages have been recovered by a particular Partnership Indemnified Party under this Agreement or the NatGas/Terminals Purchase Agreement, as applicable, such Damages no longer exist with respect to such Partnership Indemnified Party and, therefore, recovery by such Partnership Indemnified Party for such Damages under the other of this Agreement or the NatGas/Terminals Purchase Agreement, as applicable, would constitute an unintended and prohibited “double” recovery.

Section 5.11    Sole Remedy.

No party shall have liability under this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby except as is provided in this Article V (other than claims or causes of action arising from fraud).

ARTICLE VI

MISCELLANEOUS

Section 6.1    Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of the Partnership, the Disclosure Schedule attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 6.2    Cooperation; Further Assurances.

Tallgrass Holdco and the Partnership shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Assignment Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Assignment Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Assignment Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the Assignment Agreement.

Section 6.3    Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 6.4    Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:

If to Development, addressed to:

Tallgrass Development, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mollie Duckworth

Tel: (512) 322-2551

Fax: (512) 322-8362

If to Tallgrass Holdco, addressed to:

Rockies Express Holdings, LLC

c/o Tallgrass Development, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mollie Duckworth

Tel: (512) 322-2551

Fax: (512) 322-8362

If to the Partnership, addressed to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: Conflicts Committee Chair

Tel: (913) 928-6010

Fax: (913) 928-6011

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Gary W. Orloff

Tel: (713) 221-1306

Fax: (713) 221-2166

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 6.5    Governing Law.

(a)	This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Kansas and to venue in the state courts in Johnson County, Kansas and in the federal courts of Wyandotte County, Kansas.

(b)	Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)	Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article V).

Section 6.6    Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 6.7    Entire Agreement; Amendments and Waivers.

(a)

This Agreement and the Assignment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreement.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 6.8    Conflicting Provisions.

This Agreement and the Assignment Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Assignment Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Assignment Agreement, this Agreement shall control.

Section 6.9    Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Partnership Indemnified Parties and the Development Indemnified Parties contained in the indemnification provisions of Article V.

Section 6.10    Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership, Development and Tallgrass Holdco shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 6.11    Interpretation.

It is expressly agreed by the parties that neither this Agreement nor the Assignment Agreement shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, the Assignment Agreement or any provision hereof or thereof or who supplied the form of this Agreement or the Assignment

Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.12    Headings and Disclosure Schedule.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedule and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedule and such Exhibits are incorporated in the definition of “Agreement.”

Section 6.13    Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.14    Action by the Partnership.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TALLGRASS HOLDCO:

ROCKIES EXPRESS HOLDINGS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Chief Executive Officer

THE PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Executed by Tallgrass Development, LP as of the date first above written,

solely for purposes of its obligations and rights under

Article III, Article V and Article VI of this Agreement

DEVELOPMENT:

TALLGRASS DEVELOPMENT, LP

By:	Tallgrass Energy Holdings, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

DISCLOSURE SCHEDULES

These Disclosure Schedules are provided in connection with that certain Purchase and Sale Agreement dated as of March 31, 2017 (the “Agreement”) by and between Rockies Express Holdings, LLC, a Delaware limited liability company (“Tallgrass Holdco”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and for certain limited purposes, Tallgrass Development, LP, a Delaware limited partnership (“Development”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

The information disclosed in these Disclosure Schedules is intended to qualify the representations and warranties contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties on the part of Tallgrass Holdco and Development. Nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of Tallgrass Holdco or Development to any third person, or an admission to any third person against the interest of Tallgrass Holdco or Development. Descriptions or references of particular contracts, agreements, notices or similar documents herein are qualified in their entirety by reference to such documents. The disclosure of any item or information in these Disclosure Schedules shall not be construed as an admission that such item or information is material to Tallgrass Holdco or Development, and any inclusion in these Disclosure Schedules shall not be used in any dispute or controversy between the parties to the Agreement to determine whether any obligation, item or matter (whether or not included in these Disclosure Schedules or described in the Agreement) is or is not material for purposes of the Agreement. In disclosing the information in these Disclosure Schedules, Tallgrass Holdco and Development do not waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed or discussed herein.

Tallgrass Holdco and Development disclose the following items (each item is numbered to correspond with the relevant Section of the Agreement); provided that the disclosures in any section or subsection of these Disclosure Schedules shall qualify the disclosure in other sections and subsections only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The headings contained in these Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or affect the interpretation of the information contained in these Disclosure Schedules.

* * *

Disclosure Schedule 3.3

None.

Disclosure Schedule 3.5

The Company has appealed the Final Determination of the Department of Taxation of Ohio regarding the Department of Taxation’s Public Utility Excise Tax Assessment issued to the Company for tax year 2015. The appeal remains pending before the Ohio Board of Tax Appeals. Further, the Company has submitted a Petition for Reassessment to the Department of Taxation of Ohio regarding the Department of Taxation’s Public Utility Excise Tax Assessment issued to the Company for tax year 2016.

The Company was named as a defendant by McKamish, Inc., in that certain Case No. 215-0072 filed in the Court of Common Pleas, Noble County, Ohio in July 2015 arising from a contract between McKamish, Inc. and Poison Ivy Acres, Inc. for work on the Company’s Senecca Lateral Project. The case remains outstanding.

Disclosure Schedule 3.6

Tract Number	County	Township	Range	Section	QQ
CS-MEEKER	RIO BLANCO	2S	97W	4	W2W2
CS-BIG HOLE	MOFFAT	11N	94W	33	NE
CS-CHEYENNE HUB	WELD	11N	66W	5	SE
CS-JULESBURG	SEDGWICK	11N	43W	28	SE
CS-BLUE MOUND	CHRISTIAN	15N	2W	36	NWNW
CS-BAINBRIDGE	PUTNAM	15N	4W	9	NE
CS-ST PAUL	DECATUR	12N	8E	35	S2NW
CS-MEXICO, CS-NUMBER 6	AUDRAIN	51N	8W	2	NWSW
CS-TURNEY	CLINTON	55N	31W	1	NE
CS-STEEL CITY	GAGE	1N	5E	30	SE
CS-BERTRAND	PHELPS	6N	20W	23	NE
CS-CHANDLERSVILLE	MUSKINGUM	11N	13W	19, 20	SW
CS-HAMILTON	WARREN	2N	4E	1	SE
CS-LENHART, CS-SENECA	NOBLE	8N	7W	5	SW
CS-WASHINGTON COURT HOUSE	FAYETTE	All that certain lot or piece of ground contained within Survey No. 1379 & 1411 of the Virginia Military District.
CS-COLUMBUS	PICKAWAY	9N	21W	11	SW
CS-ARLINGTON	CARBON	19N	78W	19	NW

Disclosure Schedule 3.7

The disclosures set forth on Disclosure Schedule 3.5 are incorporated in this Disclosure Schedule 3.7 by reference.

The following chart provides a listing and description of the Company’s open FERC dockets:

Docket #	Date Filed	Description

RP13-969	6/6/2013	Petition for Declaratory Order (PDO)

CP14-498	6/10/2014	Certificate App. 7 (c) (East to West)

CP15-137	3/30/2015	REX Capacity Enhancement

RP17-401	2/13/2017	FL&U & Electric Rate Adj

RP17-551	3/24/2017	Negotiated rate agreement with Encana

Disclosure Schedule 3.8

The disclosures set forth on Disclosure Schedule 3.5 are incorporated in this Disclosure Schedule 3.8 by reference.

The Company is a claimant against Berry Petroleum Company, LLC (“Berry”) in connection with Berry’s default under a firm transportation service agreement with the Company for approximately 0.01 Bcf/d through November 11, 2019. On May 11, 2016, Berry and certain of its debtor affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code in United States Bankruptcy Court for the Southern District of Texas. Along with the customary “first day” motions in the Chapter 11 proceeding, Berry and its debtor affiliates filed a motion for entry of an order by the Bankruptcy Court authorizing the rejection of multiple interstate pipeline transportation contracts, including Berry’s transportation contract with the Company (as well as a contract Berry held with another shipper for the Company capacity that Berry acquired in the capacity release secondary market), effective as of May 11, 2016. The Company is seeking its unsecured claims against Berry arising from the firm transportation service agreement in the bankruptcy proceeding.

The Company is a claimant against Vanguard Operating, LLC (“Vanguard”) in connection with Vanguard’s default under a firm transportation service agreement with the Company for approximately 0.025 Bcf/d through November 11, 2019. On February 2, 2017, Vanguard and certain of its debtor affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code in United States Bankruptcy Court for the Southern District of Texas. Along with certain customary motions in the Chapter 11 proceeding, Vanguard and its debtor affiliates filed a motion for entry of an order by the Bankruptcy Court authorizing the rejection of Vanguard’s transportation contract with the Company (as well as a contract Vanguard held with the Company concerning capacity that Vanguard acquired from another shipper), effective as of March 1, 2017. The Company is seeking recovery on its unsecured claim against Vanguard arising from the firm transportation service agreement in the bankruptcy proceeding.

Disclosure Schedule 3.10

None.

Disclosure Schedule 3.11

None.

Disclosure Schedule 3.12(a)

•	Credit Agreement, dated as of October 1, 2015, among the Company, the lenders party thereto, and Wells Fargo Bank, N.A., as the administrative agent.

•	Indenture dated as of June 27, 2008 between U.S. Bank National Association, as trustee, and the Company relating to the 6.850% Senior Notes due 2018 and the 7.500% Senior Notes due 2038.

•	Indenture dated as of March 22, 2010 between U.S. Bank National Association, as trustee, and the Company relating to the 5.625% Senior Notes due 2020 and the 6.875% Senior Notes due 2040.

•	Indenture dated as of January 17, 2013 between U.S. Bank National Association, as trustee, and the Company relating to the 6.000% Senior Notes due 2019.

•	Operations and Reimbursement Agreement by and between Tallgrass NatGas Operator, LLC (f/k/a Kinder Morgan NatGas Operator LLC), as Operator, and the Company, as Owner, dated April 2008.

•	REX LLC Agreement.

•	Natural Gas Transportation Capacity Lease Agreement between the Company and Questar Overthrust Pipeline Company dated February 15, 2006, as amended by the Amendment to the Natural Gas Transportation Capacity Lease dated July 18, 2008.

•	Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the REX Zone 3 Capacity Enhancement Project by and between the Company and QPS Engineering, LLC, dated as of August 26, 2015.

•	Letter Agreement by and between the Company and Ultra Resources, Inc., dated as of January 11, 2017, as amended by that certain Letter Amendment by and between the Company and Ultra Resources, Inc., dated as of March 2, 2017.

•	The shipper contracts identified in the Shipper Contracts attachment to the e-mail from Rachel Ratcliffe to Troy Harder, Gary Orloff and Lytch Gutmann on March 24, 2017.

Disclosure Schedule 3.18

The acquisition analysis delivered by Zach Rider via e-mail on March 1, 2017 to Roy Cook, Jeff Armstrong and Terry Towner.

Exhibit A

Form of Assignment Agreement

See Attached.

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”), dated as of March 31, 2017, is entered into by and among Rockies Express Holdings, LLC, a Delaware limited liability company (“Assignor”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and TEP REX Holdings, LLC, a Delaware limited liability company (“Assignee”). Assignor, the Partnership and Assignee may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.    Pursuant to the terms of a Purchase and Sale Agreement (the “Purchase Agreement”, with capitalized terms used but not defined herein having the respective meanings set forth in the Purchase Agreement), dated as of the date hereof, among Assignor, the Partnership, and Tallgrass Development, LP, a Delaware limited partnership, Assignor will transfer to Assignee (an indirect wholly-owned subsidiary of the Partnership) a 24.99% membership interest in Rockies Express Pipeline LLC, a Delaware limited liability company (the “Company”) (such 24.99% membership interest in the Company, the “Subject Interest”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.1.    Assignment of the Subject Interest. Assignor hereby grants, bargains, conveys, assigns, transfers, sets over and delivers the Subject Interest to Assignee, and Assignee hereby accepts the Subject Interest.

1.2.    Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement will control, provided, however, that the Parties acknowledge that the Partnership has directed that Assignee receive the Subject Interest.

1.3.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

1.4.    Governing Law. This Assignment and the transactions contemplated hereby will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

1.5.    Further Assurances. The Parties agree to execute all instruments and to take all actions that are reasonably necessary to effect the transactions contemplated hereby.

1.6.    Counterparts. This Assignment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment.

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

ASSIGNOR:

ROCKIES EXPRESS HOLDINGS, LLC

By:
David G. Dehaemers, Jr. Chief Executive Officer

PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP
By:	Tallgrass MLP GP, LLC, its general partner

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

ASSIGNEE:

TEP REX HOLDINGS, LLC

By:
David G. Dehaemers, Jr.
Chief Executive Officer

Appendix A

The Partnership, Development and Tallgrass Holdco Designated Personnel

Development and Tallgrass Holdco Designated Personnel:

•	David G. Dehaemers, Jr.
•	William R. Moler
•	Gary J. Brauchle
•	Richard L. Bullock
•	Christopher R. Jones

Partnership Designated Personnel:

•	David G. Dehaemers, Jr.
•	William R. Moler
•	Gary J. Brauchle
•	Richard L. Bullock
•	Christopher R. Jones